UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 18, 2008 (April 14, 2008)

Verso Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (678) 589-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 14, 2008, Steven A. Odom ceased serving as the Chief Executive Officer and Executive Chairman of the Board of Directors (the “Board”) of Verso Technologies, Inc., a Minnesota corporation (the “Company”), and ceased serving as an officer and director of all of the Company’s subsidiaries.  In connection therewith, Mr. Odom is entitled to receive from the Company the benefits and payments set forth in Section 11.1(ii) of the Amended and Restated Executive Employment Agreement between the Company and Mr. Odom dated as of October 1, 2005.  In addition, Mr. Odom resigned as a director of the Company on April 14, 2008.

Furthermore, on April 14, 2008, the Board appointed Mark H. Dunaway, who currently serves as the Company’s President and Chief Operating Officer, to serve at the pleasure of the Board as the Company’s Chief Executive Officer.  Mr. Dunaway will continue to serve as the Company’s President and Chief Operating Officer pursuant to the existing terms of his employment with the Company and will continue to receive the compensation provided thereby.

Mr. Dunaway, age 63, has served as President and Chief Operating Officer of the Company since July 2007 and as a director of the Company since June 2005.  Additionally, Mr. Dunaway served as member of the audit committee of the Board from June 2005 until July 2007.  From October 2004 through June 2007, Mr. Dunaway served as the Chief Executive Officer and Chairman of Composite Materials Technology, LLC, a provider of engineering products.  From July 1, 2001, to September 2004, Mr. Dunaway was a partner in Criterion Partners, LLC, a private investment company.

There are no family relationships between Mr. Dunaway and any director or officer of the Company. Except as disclosed herein, no arrangement or understanding exists between Mr. Dunaway and any other person pursuant to which Mr. Dunaway was appointed to serve as the Company’s Chief Executive Officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.

By:	/s/ Martin D. Kidder
Martin D. Kidder, Chief Financial Officer

Dated:  April 18, 2008